EXHIBIT 99.1

Vision-Sciences, Inc. Announces Results for Q3 2008

ORANGEBURG, N.Y., Feb. 20, 2008 (PRIME NEWSWIRE) -- Vision-Sciences, Inc. (Nasdaq:VSCI) today announced results for the first nine months of fiscal 2008 ("YTD 08") and its third quarter ending December 31, 2007 ("Q3 08").

Net sales for the nine months ended December 31, 2007, ("YTD 08"), were $7.6 million, an increase of $1.06 million, or 16%, compared to the nine month period ended December 31, 2006 ("YTD 07"). During YTD 08, net sales of our medical segment increased by $1.1 million, or 26%, to $5.6 million; net sales of our industrial segment decreased by $261 thousand, or 13%, to $1.8 million. Our newly created subsidiary, BEST DMS, contributed $175 thousand to our YTD 08 results.

The primary reasons for the rise in sales of products to the medical scope market were (i) an increase in orders from our exclusive distributor for ENT products, Medtronic, and (ii) the increase of sales of Cystoscopes as a result of the growth of our sales force. We previously sold our ENT products to the international markets through our own network of independent foreign distributors. As of Q1 08, we sell all our ENT products to the domestic as well as the international markets, through Medtronic, our global distributor of our ENT line of scopes.

Net sales for Q3 08, were $2.0 million, a decrease of $196 thousand, or (9)%, compared to the three months period ended December 31, 2006 (Q3 07). During Q3 08, net sales of our medical segment decreased by $289 thousand or 19%, to $1.2 million, and net sales of our industrial segment decreased by $83 thousand or 12%, to $598 thousand. BEST DMS contributed $175 thousand to the net sales of this quarter. During this quarter, the dispute with Pentax, our critical supplier of components to our lines fiberscopes, resulted in a temporary shortage of parts for the manufacturing and repair of our fiberscopes. At the end of this quarter we had backorders totaling $756.5 thousand, plus repair orders for a total of $25.9 thousand, which negatively impacted our net sales for the quarter. As further described in our press release of February 14, 2008, we have reached an agreement with Pentax. Although some residual impact will affect Q4 08, we anticipate ramping up our production level and resuming shipments in quantities that will meet the increased demand of our fiberscopes by the end of Q4 08.

The net loss for Q3 08 increased to $2.0 million, or $0.06 per share, compared to a net loss of $1.4 million, or $0.04 per share, in Q3 06. The increased loss in Q3 08 was primarily due to lower sales volume and higher spending for operations, compared to Q3 06.

Abbreviated results, in $000's, except for per share data, for the periods are as follows:

                                Increase/                       Increase/
             Q3 08     Q3 07   (Decrease)    9M 08     9M 07   (Decrease)
           --------  --------  ----------  --------  --------  ----------
Sales      $ 2,020   $ 2,216   $   (196)   $ 7,577   $ 6,514   $   1,063
Net loss   $(2,000)  $(1,405)  $    595    $(4,768)  $(3,913)  $     855
Net loss
 per share $ (0.06)  $ (0.04)  $   0.02    $ (0.14)  $ (0.11)  $    0.03

Ron Hadani, President and CEO of Vision-Sciences, stated, "Our Q3 08 reflects the continued transformation of our business strategy. This quarter's revenues would have been substantially higher if we had no shortage of parts for our fiberscopes. Our revenues for Q3 08 would have been $2.8 million, a 26% increase over Q3 of last year. We believe that now that the dispute is over, we will be able to resume our fiberscope shipments and meet the on-going increase in demand from the various markets."

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products, utilizing sterile disposable sheaths, the Slide-On(r) EndoSheath(r) system, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product. Information about Vision Sciences' products is available on the Internet at www.visionsciences.com.

The Vision-Sciences, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3876

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

CONTACT:  Vision-Sciences, Inc.
          Yoav M. Cohen, CFO
          (845) 365-0600 ext. 120
          ycohen@visionsciences.com